     PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                         ROBERTS REALTY INVESTORS, INC.
                -----------------------------------------------
                (Name of Registrant as Specified in its Charter)

     ----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1)     Title of each class of securities to which transaction applies:

              -----------------------------------------------------------------
       2)     Aggregate number of securities to which transaction applies:

              -----------------------------------------------------------------
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

              -----------------------------------------------------------------
       4)     Proposed maximum aggregate value of transaction:

              -----------------------------------------------------------------
       5)     Total fee paid:


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       1)     Amount Previously Paid:

              --------------------------------------
       2)     Form, Schedule or Registration Statement No.:

              --------------------------------------
       3)     Filing Party:

              --------------------------------------
       4)     Date Filed:
-------------------------------------------------------------------------------

                         ROBERTS REALTY INVESTORS, INC.
                          8010 ROSWELL ROAD, SUITE 120
                             ATLANTA, GEORGIA 30350




                                  June 25, 1998





Dear Shareholders:

The Directors and Officers of Roberts Realty Investors, Inc. cordially invite you to attend its fourth Annual Meeting of Shareholders. We hope you will join us for the meeting at 10:00 a.m. on Tuesday, July 21, 1998, at the Crowne Plaza Ravinia Hotel, 4355 Ashford-Dunwoody Road, Atlanta, Georgia 30346. The Notice of Meeting and Proxy Statement attached to this letter contain information regarding the election of Directors of the Company. A copy of the Company's 1997 annual report is enclosed.

Although we would very much like each shareholder to attend the Annual Meeting, we realize this is not possible. Whether or not you plan to be present, we would appreciate your taking a few minutes to complete, sign, and return the enclosed proxy card promptly. A postage-paid envelope is enclosed for your convenience.

Your vote is important to us. We appreciate the time and consideration that I am sure you will give it.

Sincerely,




Charles S. Roberts,
Chairman and Chief Executive Officer

                         ROBERTS REALTY INVESTORS, INC.
                          8010 ROSWELL ROAD, SUITE 120
                             ATLANTA, GEORGIA 30350


                                 June 25, 1998


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 21, 1998

         The Annual Meeting of Shareholders of Roberts Realty Investors, Inc. will be held on Tuesday, July 21, 1998, at 10:00 a.m., at the Crowne Plaza Ravinia Hotel, 4355 Ashford-Dunwoody Road, Atlanta, Georgia 30346, for the following purposes:

         (1) to elect three Directors of the Company to serve three-year terms; and

         (2) to transact such other business as may properly come before the meeting or any adjournment of it.

         The Directors have set the close of business on May 15, 1998 as the record date to determine the shareholders who are entitled to vote at the meeting.

         If you don't expect to attend the meeting in person, please mark, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope.





                                                     Charles R. Elliott
                                                     Secretary

                                 PROXY STATEMENT

                                       FOR

                       THE ANNUAL MEETING OF SHAREHOLDERS

                        OF ROBERTS REALTY INVESTORS, INC.

                           TO BE HELD ON JULY 21, 1998

THIS DOCUMENT WILL GIVE YOU THE INFORMATION YOU NEED TO VOTE FOR THE THREE DIRECTORS TO BE ELECTED AT THE ANNUAL MEETING. IF YOU HAVE ANY QUESTIONS CONCERNING THE INFORMATION CONTAINED IN THIS PROXY STATEMENT, PLEASE CONTACT CHARLES ELLIOTT, THE COMPANY'S CHIEF FINANCIAL OFFICER, AT (770) 394-6000.

WHO IS ASKING FOR MY VOTE?

     The enclosed proxy is solicited by the Company for use at the Annual Meeting to be held on July 21, 1998. If the meeting is adjourned, the proxy may also be used at any later meetings, for the purposes stated in the Notice of Meeting.

HOW DO YOUR COMPANY'S DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE?

     The Directors recommend that you vote FOR THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR.

WHO IS ELIGIBLE TO VOTE?

     Shareholders of record at the close of business on May 15, 1998 are entitled to be present and to vote at the meeting or any adjourned meeting. Proxy materials are being mailed to shareholders on or about June 25, 1998.

WHAT ARE THE RULES FOR VOTING?

     As of the record date, the Company had 4,596,055 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of the Company's Common Stock entitles the holder to one vote with respect to all matters to come before the meeting. All of the shares of Common Stock vote as a single class. Shares represented by duly signed proxies will be voted in accordance with shareholders' instructions. If you sign the proxy, but don't mark your vote, your shares will be voted as the Directors recommend. The Company's management knows of no other matters to be presented or considered at the meeting, but if any other business is brought before the meeting, your shares will be voted at the Directors' discretion. The persons named as proxies will have the authority to vote for any person for election as a director in lieu of any person nominated if the nominee is unable to serve. It is not contemplated that any nominee will be unable to serve.

     The presence in person or by proxy of shareholders owning more than one-half of the shares outstanding and entitled to vote constitutes a quorum. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes "for" and all votes to "withhold authority" will be counted, and shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting. Assuming that a quorum is present, abstentions and broker non-votes will have no effect on the voting.

     Assuming that a quorum is present, the vote required for election of directors is a plurality of the votes cast by the shares entitled to vote in the election. For any other matter coming before the meeting, the matter will be deemed to be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Shareholders do not have cumulative voting rights.

     A proxy may be revoked, at any time before it is voted, at the option of the person signing it by giving written notice to the Secretary of the Company (Mr. Elliott), by delivering a later dated proxy, or by voting in person at the Annual Meeting.

HOW WILL THE COMPANY SOLICIT PROXIES, AND WHO WILL PAY FOR THE COST OF THE SOLICITATION?

     The Company will solicit proxies principally by mailing these materials to the shareholders, but the Directors, officers and employees of the Company may solicit proxies for the Company by telephone or in person. The Company will pay all of the costs of the solicitation, principally the costs of preparing, photocopying and mailing these materials.

HOW CAN A SHAREHOLDER PROPOSE BUSINESS TO BE BROUGHT BEFORE THE ANNUAL MEETING OR NOMINATE A PERSON FOR ELECTION TO THE BOARD?

     The Company's Bylaws provide procedures for shareholders to bring business before the Annual Meeting and to nominate directors for election at the meeting. Such procedures include the shareholder providing advance notice to the Company of such business or nomination. A shareholder must also follow certain procedures in Rule 14a-8 of the General Rules and Regulations adopted by the Securities and Exchange Commission (sometimes called the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Among other things, the Rule requires that a proposal for consideration at the next Annual Meeting must be received at the Company's principal office not later than March 11, 1999. No business can be brought before the Annual Meeting, and no person can be nominated as a Director, unless the procedures in the Bylaws and Rule 14a-8 are followed.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

WHO ARE THE THREE NOMINEES FOR ELECTION AS A DIRECTOR?

     This section gives information about the three nominees for election as Directors of your Company: Mr. Weldon R. Humphries, Mr. Ben A. Spalding and Mr. George W. Wray, Jr. Each of them is currently a Director of the Company and has been recommended by the Directors for reelection to the Board.

WHY ARE ONLY THREE OF THE SEVEN DIRECTORS BEING ELECTED AT THE ANNUAL MEETING?

     The Company's Articles of Incorporation require the Board of Directors to be divided into three classes as nearly equal in number as possible. The terms of office of the nominees expire at this year's Annual Meeting, and they are standing for reelection for a full three year term through the Annual Meeting in 2001. The terms of office of Mr. Dennis H. James and Mr. Wm. Jarell Jones expire at the Annual Meeting in 1999, and the terms of office of Mr. Charles S. Roberts and Mr. James M. Goodrich expire at the Annual Meeting in 2000.

NOMINEES FOR DIRECTOR:

     Weldon R. Humphries, age 60, a Director of the Company since February 1998, is a private investor. Mr. Humphries recently retired from a distinguished twenty-year career with Manor Care, Inc. (NYSE: MNR), where he was employed from January 1978 to November 1997 as Senior Vice President responsible for asset management, acquisitions and development, and with Choice Hotels International, Inc. (NYSE: CHH), where he served as Senior Vice-President responsible for asset management, acquisitions and development from November 1997 to January 1998. Mr. Humphries began his career as a senior mortgage analyst with Connecticut General Life Insurance Company and later worked for Arvida Corporation, where he was responsible for all real estate financing, development and marketing.

     Ben A. Spalding, age 64, a Director of the Company since October 1994, is the sole shareholder of Spalding & Company, a former NASD member broker-dealer that has served since its founding by Mr. Spalding in 1980 as the exclusive broker-dealer for limited partnerships sponsored by Mr. Roberts. Mr. Spalding served as President of Spalding & Company from 1980 until 1994. For the 20 year period through 1983, Mr. Spalding served in several positions with Johnson & Johnson in the health care field, most recently as Healthcare Division Sales Manager for several states in the Southeast. Mr. Spalding has a bachelor's degree in Business Administration from Bellarmine College. He has served in numerous positions with civic and charitable organizations, including serving as a National Trustee of the Cystic Fibrosis Foundation and a member of the Board of Trustees of the Metro-Atlanta Crime Commission. He received the Cystic Fibrosis Dick Goldschmidt Award in 1986 for his efforts on behalf of the Cystic Fibrosis Foundation.

     George W. Wray, Jr., age 61, a Director of the Company since February 1995, is a private investor and Senior Partner of the Wray Partnership, a family investment group. He was employed with International Silver Company from the early 1960s to July 1993, most recently as a Vice President engaged in sales management for the eastern United States. From the July 1993 acquisition of International Silver Company by World Crisa Corporation (a division of Vitro S.A.) through September 1997, Mr. Wray was an independent sales agent for the successor organization . Mr. Wray also served as a Vice President of Spalding & Company, an NASD registered broker-dealer, from 1991 to 1997 and was a registered associate of Spalding & Company from 1983 to 1997. Mr. Wray holds a bachelor's degree in Industrial Relations from the University of North Carolina at Chapel Hill and serves as an elder of the Peachtree Presbyterian Church in Atlanta.

     The Directors serve for their respective terms and until their successors are elected and qualified. Each of the nominees has agreed to serve as a Director if elected.

DIRECTORS CONTINUING IN OFFICE:

     James M. Goodrich, age 57, a Director of the Company since October 1994, is a consulting engineer and private investor. In 1975 Dr. Goodrich founded Energy Management Associates, which provides operations and financial planning software and related consulting services to the electric and gas utility industries. Dr. Goodrich was Executive Vice President of Energy Management Associates from 1975 until October 1993 and was a member of its board of directors until 1992, when it was sold to Electronic Data Systems Corporation. Prior to his experience with Energy Management Associates, Dr. Goodrich served in the United States Navy for five years as an officer on the staff of Admiral Hyman Rickover; this position involved technical support of the design and development of nuclear power plants for the Navy. Dr. Goodrich holds a Ph.D. in Nuclear Engineering, a master's degree in Engineering-Economic Systems, and a bachelor of arts degree, all from Stanford University. He also holds a master's degree in Engineering Science from George Washington University. Dr. Goodrich has appeared as an expert witness before numerous state public utility commissions, the Federal Energy Regulatory Commission, federal courts and arbitration panels.

     Dennis H. James, age 51, a Director of the Company since June 1995, is Executive Vice President of L.J. Melody & Company (Formerly Shoptaw-James, Inc.), a commercial mortgage banking firm. Mr. James has over 25 years' experience in the mortgage banking industry and has been involved in the production of income property straight debt loans, participating mortgages, debt/equity joint ventures and sales. As Executive Vice President of L.J. Melody & Company, he is responsible for the Southeast Region's overall production and investor relations. He serves on both the Allstate Life Insurance Company Correspondent Advisory Council and State Farm Life Insurance Advisory Council. Mr. James has a bachelor's degree in Industrial Management from Georgia Tech, and his professional education includes attendance at numerous real estate institutes.

     Wm. Jarell Jones, age 50, a Director of the Company since October 1994, is an attorney and has practiced law with the firm of Wm. Jarell Jones, P.C., in Statesboro, Georgia since November 1993. Mr. Jones is also a Certified Public Accountant, and in 1976 he formed the public accounting firm of Jones & Kolb in Atlanta, Georgia and served as Senior Tax Partner and Co-Managing Partner until December 1988. In 1990 Mr. Jones moved to Statesboro and practiced law with the firm of Edenfield, Stone & Cox until November 1992 and then with the firm of Jones & Rutledge from November 1992 until November 1993. Mr. Jones is the Chief Executive Officer of JQUAD, Inc., a family owned holding company of timber, farming, and development interests. Mr. Jones was a former director for six years and the former Chairman for two years of the Downtown Statesboro Development Authority.

     Charles S. Roberts, age 51, a Director since July 1994, is Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Roberts owns, directly or indirectly, all of the outstanding stock of, and is the president and sole director of, Roberts Properties, Inc. and Roberts Properties Construction, Inc. Mr. Roberts also owned substantially all of the outstanding interests in Roberts Properties Management, L.L.C. until its acquisition by Roberts Properties Residential, L.P. on April 1, 1997, as explained below.

     In October 1970 Mr. Roberts established Roberts Properties, Inc. to develop, construct and manage real estate. Beginning in 1985, Mr. Roberts and his affiliates began to focus on developing upscale multifamily residential communities and have won numerous local, regional and national awards for the development of these communities. Mr. Roberts is a frequent national speaker on the topic of developing upscale multifamily housing and has been recognized as a leader in this industry. In April 1995, Roberts Properties Management, Inc. was recognized as the Property Management Company of the Year by the National Association of Home Builders. On a regional level, Roberts Properties, Inc. was awarded the prestigious Southeast Builders Conference Aurora Award for the best rental apartment community eight out of nine years during the period 1988 through 1996. On a national level, Roberts Properties, Inc. was awarded the prestigious Pillars of the Industry Award from the National Association of Home Builders for the best low-rise apartments in 1991 and 1992. In 1993, Roberts Properties, Inc. was awarded the coveted Golden Aurora Award for best overall development in the Southeast.

DO THE DIRECTORS AND EXECUTIVE OFFICERS HAVE A FINANCIAL INTEREST IN YOUR
COMPANY?

     The following table describes the beneficial ownership of shares of the Company's Common Stock ("Shares"), as of May 31, 1998 for (i) each person who holds more than 5% of the Shares, (ii) Directors of the Company, (iii) the executive officers of the Company, and (iv) the Directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The Number of Shares Beneficially Owned represents
(a) the number of Shares the person beneficially owns plus (b) the number of Shares that may be obtained by redeeming units of partnership interest ("Units") in Roberts Properties Residential, L.P. (the "Operating Partnership") beneficially owned by the person. Each Unit may be presented to the Operating Partnership for redemption at a cash price equal to the market value of one Share, except that (i) the Company may acquire any Unit so presented for such cash price or for one Share, and (ii) the percentage of outstanding Shares that any one person may own is limited by the Company's Articles of Incorporation as explained in greater detail in footnote (2) below. The Company has publicly disclosed its intention to issue Shares in exchange for Units presented for redemption except as required to comply with federal and state securities laws. The extent to which the persons hold Shares as opposed to Units is set forth in the footnotes. Each of the persons known by the Company to beneficially own more than 5% of the Common Stock has an address in care of the Company's principal office.


                     Name of                     Number of Shares
                 Beneficial Owner             Beneficially Owned(1)         Percent of Shares(2)
                 ----------------             ---------------------         --------------------
         Charles S. Roberts(3)                       1,225,198                      23.0%
         George W. Wray, Jr.(2) (4)                    362,301                       7.7(2)
         James M. and
           Penelope Goodrich(2) (5)                    310,396                       6.7(2)
         Ben A. Spalding(6)                             53,494                       1.2(6)
         Dennis H. James                                26,601                         *
         Wm. Jarell Jones                                4,917                         *
         Weldon R. Humphries(7)                         30,000                         *
         Charles R. Elliott                              5,017                         *
         All Directors and Executive
         Officers as a Group:
         (8 persons)(8)                              2,017,924                      36.2%

------------------------------
*Less than 1%.

(1) Assumes that all Units beneficially owned by the person are redeemed for Shares. The total number of Shares outstanding used in calculating this percentage (4,601,377 Shares outstanding as of the date given above plus the number of Units, if any, beneficially owned by the person) assumes that none of the Units beneficially owned by other persons is redeemed for Shares.

(2) Redemption of Units is subject to certain conditions. Among other restrictions, ownership of shares of Common Stock is limited under the Company's articles of incorporation to 6.0% of outstanding shares (other than by Mr. Roberts, who is limited to 25%). Accordingly, Units may not be redeemed if upon their redemption the holder thereof would at such time hold in excess of 6.0% of the then outstanding shares. Such limit may prevent Dr. Goodrich and Mr. Wray from redeeming Units unless and until other Unitholders redeem a sufficient number of Units to cause the number of outstanding shares of Common Stock to be increased to a level sufficient to permit such redemption.

(3) Includes: 702,313 Units and 490,941 Shares owned directly by Mr. Roberts; 29,500 Units owned by a trust for his minor daughter of which he is the sole trustee; and 2,444 Shares owned by his minor daughter.

(4) Includes: 20,781 Units and 1,500 Shares owned directly by Mr. Wray; 109,868 Units and 198,002 Shares owned by a partnership, over which Units and Shares Mr. Wray has voting and investment power as the managing partner of such partnership; 2,917 Units owned jointly with his daughter, over which Units he shares voting and investment power; 24,175 Shares owned by his wife and 5,058 Shares owned by a trust of which she is a co-trustee. Mr. Wray disclaims beneficial ownership of the 24,175 Shares owned by Mrs. Wray and 5,058 Shares owned by a trust of which she is a co-trustee.

(5) Includes: 14,787 Shares owned directly by Dr. Goodrich; 48,075 Units and 84,628 Shares owned jointly by Dr. Goodrich and Mrs. Goodrich; 104,478 Shares owned by Goodrich Enterprises, Inc., all of the outstanding Shares of which are owned by Dr. and Mrs. Goodrich and their sons; 6,835 Units and 21,379 Shares owned by a trust for the benefit of one son of Dr. and Mrs. Goodrich and of which Mrs. Goodrich is trustee; and 6,835 Units and 23,379 Shares owned by a trust for the benefit of another son of Dr. and Mrs. Goodrich and of which Mrs. Goodrich is trustee. Dr. Goodrich disclaims beneficial ownership of the Units and Shares owned by such trusts, and Mrs. Goodrich disclaims ownership of the Shares individually owned by Dr. Goodrich.

(6) Includes: 14,655 Units and 3,957 Shares owned directly by Mr. Spalding; 2,917 Units owned by Mr. Spalding's wife; and 24,401 Units and 7,564 Shares owned by partnerships of which Mrs. Spalding is the managing partner. Mr. Spalding disclaims beneficial ownership of all Units and Shares owned by his wife or partnerships of which she is the managing partner.

(7) Owned by a trust of which Mr. Humphries is a co-trustee along with his spouse.

(8) Includes 50,992 Units and 189,106 Shares as to which directors share voting and investment power with another family member; also includes an aggregate of 40,988 Units and 81,555 Shares beneficially owned by three directors' wives, as to which Units and Shares such directors disclaim beneficial ownership.

HOW OFTEN DO THE DIRECTORS MEET, AND WHAT COMMITTEES DO THEY HAVE?

     The Directors meet each month to review the operations of the Company and to discuss its business plans and strategies for the future. The Board met a total of 13 times in 1997, and each Director attended more than 75% of the meetings. In addition, the Company has the following committees :

     Audit Committee. The Board has established an audit committee composed of Dr. James Goodrich, Mr. Jarell Jones, and Mr. George Wray. The Audit Committee makes recommendations concerning the engagement of the independent auditors, reviews with the auditors the plans and results of the audit engagement, approves professional services provided by the auditors, reviews the independence of the auditors, and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met one time in 1997. Effective May 19, 1998, Mr. Weldon Humphries replaced Mr. Wray on the Audit Committee.

     Executive Committee. The Board has established an Executive Committee composed of Mr. Roberts, Dr. Goodrich, and Mr. Jones. The Executive Committee will have such authority as is delegated to it by the Board of Directors. The Executive Committee has not met since the Company's inception.

     Compensation Committee. The Board has established a Compensation Committee, composed of Dr. Goodrich, Mr. Jones, and Mr. Wray, to determine compensation for the Company's executive officers and to administer any stock option or incentive compensation plan established by the Company. The full Board approved the compensation of the Company's executive officers, and the Compensation Committee did not meet in 1997. Effective May 19, 1998, Mr. Dennis James replaced Mr. Wray on the Compensation Committee.

     The Company has no nominating committee, and nominations are made by the Board as a whole. Any shareholder interested in nominating a Director should review the material described under the applicable heading above.

WHAT ARE THE DIRECTORS PAID FOR THEIR SERVICES?

     The Company pays its Directors who are not officers of the Company fees for their services as Directors. Mr. Roberts is the only Director who is an officer. Non-officer Directors receive a fee of $750 for attendance (in person or by telephone) at each meeting of the Board of Directors. Effective May 19, 1998, this fee was raised to $1,000. Mr. Roberts is not paid any Director fees. In addition, the Company reimburses its Directors for reasonable travel expenses and out-of-pocket expenses incurred in connection with their activities on behalf of the Company.

WHO ARE THE COMPANY'S OFFICERS, AND WHAT DOES THE COMPANY PAY THEM?

     The executive officers of the Company are Mr. Charles S. Roberts, the Company's Chairman of the Board, Chief Executive Officer and President, and Mr. Charles R. Elliott, the Company's Secretary and Treasurer since its inception and its Chief Financial Officer since April 1995. Mr. Elliott, who is 44 years old, served as a Director of the Company from October 1994 to February 1995. He worked for Hunneman Real Estate Corporation in Boston, Massachusetts from 1979 to 1993, most recently as a Senior Vice-President of Accounting and Finance. Mr. Elliott joined Roberts Properties in August 1993 as Chief Financial Officer and served in that role until April 1995. He holds an undergraduate degree in Accounting and a master's degree in Finance.

         The following table sets forth certain information regarding compensation.


                                                                     Annual Compensation
                                                            -----------------------------------

       Name and Principal Position                          Year        Salary ($)     Bonus ($)
       ---------------------------                          ----        ----------     ---------

       Charles S. Roberts                                   1997         129,857              0
         Chairman of the Board, Chief                       1996          75,000              0
         Executive Officer, and President                   1995          75,000              0

       Charles R. Elliott                                   1997          75,000         38,500
         Secretary, Treasurer and                           1996          75,000         16,250
         Chief Financial Officer                            1995(1)       45,000         25,000

------------------------------
(1) Mr. Elliott's employment as Chief Financial Officer commenced on April 1, 1995, and the amount shown is for the period April 1, 1995 through December 31, 1995.

          The Company is not a party to any employment agreements.

WHO ARE THE COMPANY'S AUDITORS?

     The Company has selected Arthur Andersen LLP, independent auditors, as the Company's principal accounting firm. A representative of Arthur Andersen is expected to be present at the meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so. Approval of the Company's accounting firm is not a matter required to be submitted to the shareholders.

     Effective December 19, 1997, the Company dismissed Deloitte & Touche LLP, the independent accounting firm which had previously been engaged as the principal accountant to audit the Company's financial statements. Effective that same day, the Company retained Arthur Andersen as the principal accountant to audit the Company's financial statements. The decision to change accountants was recommended and approved by the Company's Board of Directors.

     Deloitte & Touche's reports on the Company's financial statements for the fiscal years ended December 31, 1995 and December 31, 1996 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company's fiscal years ended December 31, 1995 and December 31, 1996 and all subsequent interim periods preceding Deloitte & Touche's dismissal, (i) there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject matter of the disagreement in connection with its report, and (ii) none of the kinds of events listed in paragraphs (1) through (3) of Item 304(a)(1)(iv)(B) of Regulation S-B occurred. During the Company's fiscal years ended December 31, 1995 and December 31, 1996 and all subsequent interim periods preceding its engagement of Arthur Andersen, neither the Company nor anyone on its behalf consulted Arthur Andersen regarding any matter described in Item 304(a)(2)(i) or (ii) of Regulation S-B.

     The Company provided Deloitte & Touche with a copy of the foregoing disclosures before they were included in a Current Report on Form 8-K filed with the SEC on December 23, 1997, and Deloitte & Touche furnished a letter to the SEC stating that it agreed with those disclosures.

WHAT MATERIAL RELATIONSHIPS AND TRANSACTIONS HAVE THE DIRECTORS AND EXECUTIVE OFFICERS HAD WITH THE COMPANY AND ITS AFFILIATES?

GENERAL

     The Company conducts its business through Roberts Properties Residential, L.P., owns a 60.8% interest in it, and is its sole general partner. Mr. Charles
S. Roberts owns directly or indirectly all or substantially all of the outstanding shares of Roberts Properties, Inc. ("Roberts Properties") and Roberts Properties Construction, Inc. ("Roberts Construction"), and he owned substantially all of the outstanding equity interests in Roberts Properties Management, L.L.C. ("Roberts Management") prior to its acquisition by the Operating Partnership in April 1997. (The three Roberts entities are sometimes hereinafter collectively referred to as the "Roberts Companies.") Notes 1 and 5 to the consolidated financial statements of the Company included in the Company's 1997 annual report mailed along with this proxy statement provide further detail regarding certain of the transactions described in this section.

GUARANTEES BY MR. CHARLES S. ROBERTS

     Since January 1, 1996, Mr. Roberts has personally guaranteed mortgage loans secured by certain of the Company's multifamily residential communities (the "Communities," which are sometimes referred to herein by name). The aggregate outstanding principal face amount of new loan guarantees by Mr. Roberts was approximately $171,000 in 1996 and $0 in 1997. In the ordinary course of acquiring, developing, constructing and refinancing Communities, the loans personally guaranteed pursuant to these guarantees and other guarantees previously extended remain subject to further modification, extension, exculpation and repayment, with the result that the liability of Mr. Roberts under certain of these guarantees has been and may be modified, extended, reduced or eliminated. The aggregate principal face amount of loans secured by the Communities and guaranteed by Mr. Roberts that were refinanced with nonrecourse loans (thereby eliminating the guarantees of such loans) was approximately $8,049,000 during 1996 and $0 in 1997. There are currently no mortgage loans secured by any of the Company's Communities that are personally guaranteed by Mr. Roberts.

PAYMENTS TO THE ROBERTS COMPANIES

     Overview. The Operating Partnership has paid and will continue to pay substantial fees to the Roberts Companies for general contracting and development services as summarized below.

     General Construction Contracts. From January 1, 1996 through March 31, 1998, the Operating Partnership has paid and will be obligated to pay Roberts Construction the following amounts:


                                                                               Remaining Contractual
       Total Contract Amount                  Amount Incurred                        Commitment
       ---------------------                  ---------------                        ----------
            $17,394,000                         $10,826,000                          $6,568,000

     In addition, the Operating Partnership reimbursed Roberts Construction for purchases made on its behalf and for additional features added or built on the Communities that were not part of the original construction contracts. These amounts aggregated $2,250,000 during 1996 and $1,695,000 in 1997. The Operating Partnership also reimbursed Roberts Construction for labor and materials to perform repairs and maintenance for the Communities in the amounts of $2,174,000 in 1996 and $513,000 in 1997. (Roberts Construction typically estimates that it will earn a profit ranging from 5% to 10% of the construction contract amount on contracts with affiliates of Mr. Roberts.) Included in the remaining contractual commitment amount are the following fixed price construction contracts that have been or will be entered into between the Operating Partnership and Roberts Construction that relate to construction work in process or to be completed:


                                                     Fixed             Estimated Profit to           Percentage of
Construction Project                                 Price             Roberts Construction         Contract Price
--------------------                                 -----             --------------------         --------------
Bradford Creek                                     $8,829,000                $250,000                    2.8%
Second Phase of Plantation Trace                   $4,770,000                $238,500                    5.0%

     Development Fees. The Operating Partnership paid Roberts Properties $430,000 in 1996 and $990,000 in 1997 for various development services, including design, finish selection, interior design, and construction administration services and the preparation of market studies and business plans.

     Property Management Fees. Prior to its acquisition by the Operating Partnership in April 1997, Roberts Management provided management services to the Operating Partnership for a fee of 5% of gross income. Total management fees paid to Roberts Management by the Operating Partnership were $760,000 during 1996 and $211,000 during 1997.

     Consulting Fees. Under various consulting contracts, as amended, the Roberts Companies have agreed to provide consulting services in the event of a sale of only the nine original Communities that were merged into the Operating Partnership. The fee for such services ranges from 3% to 6% of the gross sales proceeds of the properties sold. Pursuant to this arrangement Roberts Properties received a fee of $288,000 (or 3% of gross sales proceeds) upon the sale of the Windsong Community in January 1998. A payment will also be triggered upon a "change in control" of the Company or the Operating Partnership, which is defined as (i) any transaction, whether by merger, consolidation, asset sale or otherwise which results in the acquisition of beneficial ownership by any person or group of 50% or more of the outstanding Shares or of the outstanding Units in the Operating Partnership, (ii) the sale of all or substantially all of the assets of the Company or the Operating Partnership, or (iii) the liquidation of the Company or the Operating Partnership. Notwithstanding the foregoing, a "change in control" will not be deemed to have occurred in the event of the sale of the Operating Partnership's assets to the Company or the merger of the Operating Partnership into the Company if no change in control of the Company occurs as a result. Upon the payment of a fee in the event of a change in control, the contracts will be terminated.

     Acquisition and Other Consulting Fees. During 1996 and 1997, the Operating Partnership paid Roberts Properties $226,000 and $283,000, respectively, for fees and cost reimbursements for services related to (a) leasing administration services at the Shoppes of River Oaks and Shoppes of Plantation Trace ($31,000), (b) the merger of Roberts Properties Bentley Place, L.P. ("Bentley Place, L.P.") into the Operating Partnership ($50,000), (c) the merger of The Crestmark Club, L.P. ("Crestmark, L.P.") into the Operating Partnership ($65,000), (d) the acquisition and rezoning of a 1.1 acre parcel of undeveloped land located adjacent to the existing Preston Oaks Community ($46,000), (e) the sale of Autumn Ridge in August 1997 ($150,000), and
(f) miscellaneous fees and cost reimbursements ($167,000).

RECENT DEVELOPMENTS

     The following sections contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future economic performance, plans and objectives of management for future operations and projections of revenues and other financial items that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. Acquisitions that are pursued by the Company may not be consummated for a variety of reasons, including but not limited to the failure of either party to meet the required closing conditions.

     Pending Acquisition - Charlotte. On April 17, 1998, the Company entered into an agreement to purchase approximately 17 acres of undeveloped land in the Ballantyne area of south Charlotte, North Carolina for $2,700,000 from a local Charlotte investment group. The Company intends to initially construct a 270-unit multifamily apartment community on the property and is in negotiations to purchase an adjacent parcel for a 60-unit second phase. The Operating Partnership will pay Roberts Properties an acquisition fee equal to $135,000 or 5% of the purchase price for finding the property, negotiating the sales contract, conducting due diligence and closing the transaction. In addition, the Operating Partnership will pay Roberts Properties a fee of $1,350,000 or $5,000 per unit for designing, developing, and overseeing construction for a period of eighteen months. The independent members of the Board of Directors approved the foregoing arrangements with Roberts Properties.

     Pending Acquisitions - Atlanta. On April 21, 1998, the Company's Board of Directors approved the acquisition of two tracts of undeveloped land located in north Atlanta. The first tract, containing approximately 49.1 acres, is located in north Fulton County along Abbotts Bridge Road. On May 4, 1998, the Company entered into an agreement to purchase this tract of land for $5,000,000 from Roberts Properties. The Company intends to construct a 405-unit multifamily apartment community on the property. The Operating Partnership will pay Roberts Properties an acquisition fee equal to $250,000 or 5% of the purchase price related to finding the property, negotiating the sales contract, conducting due diligence and closing the transaction. In addition, the Operating Partnership will pay Roberts Properties a fee of $2,025,000 or $5,000 per unit for designing, developing, and overseeing construction for a period of eighteen months. The independent members of the Board of Directors approved the foregoing arrangements with Roberts Properties after reviewing two independent appraisals. Roberts Properties acquired the property for $4,343,000 on March 6, 1997.

     The second tract of approximately 35.5 acres is located in Gwinnett County on Old Norcross Road. On May 4, 1998, the Operating Partnership entered into an agreement to purchase this tract of land for $2,385,000 from Roberts Properties Old Norcross, Ltd. ("Old Norcross, Ltd."). (Mr. Roberts, who is the general partner of Old Norcross, Ltd., will receive none of the sale proceeds as general partner or otherwise.) The Company intends to construct a 249-unit multifamily apartment community on the property. The Operating Partnership will pay Roberts Properties an acquisition fee equal to $119,250 or 5% of the purchase price for finding the property, negotiating the sales contract, conducting due diligence and closing the transaction. In addition, the Operating Partnership will pay Roberts Properties a fee of $1,245,000 or $5,000 per unit for designing, developing, and overseeing construction for a period of eighteen months. The independent members of the Board of Directors approved the foregoing arrangements with Roberts Properties after reviewing two independent appraisals.

     The closing of these transactions will be subject to customary closing conditions. There can be no assurances that they will close as contemplated, that the required conditions to closing will be met, or that the agreements will not be amended or terminated. Further, an appraisal is merely an opinion of the appraiser regarding the fair market value of the property, and no assurances can be given that either of the north Atlanta properties could be sold for the appraised value used by the Board.

ACQUISITIONS OF SHARES AND UNITS BY MR. CHARLES S. ROBERTS

     The following table describes how Mr. Roberts has acquired Shares and Units from the Company and the Operating Partnership, respectively, since January 1, 1996:



                                                                                       Number            Number
                                Type of Transaction                                  of Shares          of Units
                                -------------------                                  ---------          --------
  Shares in the March 1996 Bentley Place, L.P. merger in lieu of
     out-of-state residents, for $9.50 per Share in cash........................        23,659                --
  Shares in the March 1996 merger for his general partner interest..............        17,465                --
  Units in the June 1996 Crestmark, L.P. merger in lieu of
     out-of-state residents, for $9.25 per Unit in cash.........................            --            15,667
  Units in the June 1996 merger for his limited partner interests acquired
  in a private nonissuer transactions (valued at $9.75 per Unit)................            --             9,620
  Units in the June 1996 merger for his general partner interest................            --            44,509
  Shares received in exchange for Units in June 1996............................        25,287           (25,287)
  Units received in the April 1997 Roberts Management merger for
     his member interest .......................................................            --           551,650


     Mr. Roberts paid a nominal amount for his general partner interests in various limited partnerships that have been merged into the Operating Partnership (the "Community Partnerships"). The values in the merger transactions referenced above were determined by Mr. Roberts based upon his evaluation of the equity in each limited partnership in light of its debt and his opinion regarding the value of its assets. In each instance, the Company's Board of Directors approved the valuation proposed by Mr. Roberts, who abstained from voting as a director on each merger. In certain transactions, Mr. Roberts paid cash to limited partners in the Community Partnership who were not residents of Georgia when the merger occurred. The cash paid by Mr. Roberts was equal to the applicable value per Share or Unit used in the merger (except for the Crestmark, L.P. merger, when a $.50 per Unit discount was applied), and Mr. Roberts was allocated the Shares or Units, as applicable, that would have been distributed to the out-of-state residents had they resided in Georgia. This feature of each merger agreement was necessitated by the reliance by the Company and the Operating Partnership upon the "intrastate" exemption from securities registration provided under Section 3(a)(11) of the Securities Act of 1933 and Rule 147 promulgated by the SEC regarding intrastate offerings. For an offering to be exempt as an intrastate offering, securities may not be sold to persons who do not reside in the state in which the offering is being conducted.

ACQUISITIONS OF SHARES AND UNITS BY OTHER DIRECTORS, OFFICER AND SIGNIFICANT SECURITY HOLDERS

     The following table summarizes the acquisitions of beneficial ownership of Shares and Units from the Company and the Operating Partnership, respectively, by directors other than Mr. Roberts, by Mr. Charles R. Elliott, the other officer of the Company, and by each person who holds more than 5% of the Shares, since January 1, 1996. Each such person acquired his or her Shares and/or Units in connection with (a) the March 1996 Bentley Place, L.P. merger, (b) the Company's offering of Shares for $9.50 per Share in cash that was completed in May 1996 (the "Cash Offering"), (c) the June 1996 Crestmark, L.P. merger, and/or
(d) as noted in the footnotes. Except for acquisitions of limited partnership interests in private nonissuer transactions as noted below, each director paid the same price for his limited partnership interests as all other holders of limited partner interests in the Community Partnerships, and accordingly each person received Shares and/or Units in the mergers on the same basis as any other holder in such Community Partnerships. (Exchanges of Units for Shares since such exchanges became available in December 1997 to all Unitholders other than non-Georgia residents are omitted from the table.)



                                        (a) March 1996                                         (c) June 1996
                                        Bentley Place,                 (b) Cash                  Crestmark,
            Individual(1)                L.P. Merger                   Offering                 L.P. Merger
            -------------                -----------                   --------                 -----------

                                            Shares                      Shares                     Units
                                            ------                      ------                     -----
    George W. Wray, Jr.*                    2,957(2)                    60,300(3)                   16,835
    James M. and
      Penelope Goodrich*                   17,744(4)                        --                      26,432(5)
    Charles R. Elliott                         --                        2,100(6)                       --
    Ben A. Spalding*                        2,957(3)                        --                          --
    Dennis H. James*(7)                     2,957(3)                        --                          --

------------------------------
*Denotes individuals who are directors.

(1) For a description of the beneficial ownership of each person listed, see page 5.

(2) As a registered associate of Spalding & Company, Mr. Wray purchased Shares net of the $.665 per Share broker-dealer commissions as permitted under the terms of the Cash Offering. Mr. Elliott, as an employee of Roberts Properties, similarly purchased Shares in the Cash Offering net of the $.665 per Share brokerage commission.

(3) Each individual acquired his limited partnership interest(s) in the applicable Community Partnerships in a private nonissuer transaction.

(4) Dr. Goodrich acquired two and one half limited partnership interests in Bentley Place, L.P.'s original offering and in December 1995 acquired, jointly with Mrs. Goodrich, an additional one half limited partnership interest in a private nonissuer transaction.

(5) Dr. and Mrs. Goodrich received 4,810 Units for the two limited partnership interests they jointly held in Crestmark, L.P., for which interests they paid the same amount per interest as all other limited partners in Crestmark, L.P. In addition, Dr. and Mrs. Goodrich acquired an additional 21,622 Units by paying $200,004 in cash ($9.25 per Unit). Such cash was allocated to out-of-state limited partners in the merger, and Dr. and Mrs. Goodrich exchanged the 21,622 Units for an equal number of Shares on June 28, 1996.

(6) In April 1996 Mr. Elliott exchanged his Units for an equal number of Shares.

(7) In July 1996 Mr. James exchanged 2,917 Units for an equal number of Shares.

COMPENSATION TO SPALDING & COMPANY

     Ben A. Spalding, a Director, owns all of the outstanding stock of Spalding & Company, a former NASD member broker-dealer that participated as the distributor or solicitation agent in numerous offerings by affiliates of Mr. Roberts, including the Company and the Operating Partnership. The Operating Partnership has paid the following compensation to Spalding & Company since January 1, 1996:



                                                                        Amount of
                                                                     Compensation to           Date of Closing of
                     Offering/Solicitation                          Spalding & Company       Offering/Solicitation
                     ---------------------                          ------------------       ---------------------
Solicitation for March 1996 Bentley Place, L.P. merger............      $ 25,000                   3/21/96
1995-1996 cash offering of  Shares................................       411,870               3/29/96 and 5/7/96
Solicitation for June 1996 Crestmark, L.P. merger.................        50,000                   6/26/96
                                                                        --------

        Total                                                           $486,870

COMPENSATION TO L. J. MELODY & COMPANY (FORMERLY SHOPTAW-JAMES, INC.)

     Dennis H. James, a Director of the Company, is Executive Vice President of
L. J. Melody & Company, a commercial mortgage banking firm that has originated loans for the Company and its predecessors. L. J. Melody & Company received fees totaling $184,000 in 1996 and $48,150 in 1997.

MARCH 1996 MERGER OF ROBERTS PROPERTIES BENTLEY PLACE, L.P. INTO THE OPERATING PARTNERSHIP

     On March 21, 1996, Bentley Place, L.P. was merged into the Operating Partnership in exchange for 744,940 Shares valued at $9.50 per Share or $7,076,930 in the aggregate. The value used in the merger was determined by Mr. Roberts based upon his evaluation of the equity of Bentley Place, L.P. in light of its obligations and his opinion regarding the value of its assets. The Company's Board of Directors approved the valuation proposed by Mr. Roberts, who abstained from voting as a director on the merger. Mr. Roberts received 17,465 Shares for his general partner interest in Bentley Place, L.P., and certain other persons received Shares as described in "Acquisitions of Shares and Units by Other Directors, Officer and Significant Security Holders."

JUNE 1996 MERGER OF THE CRESTMARK CLUB, L.P. INTO THE OPERATING PARTNERSHIP

     On June 26, 1996, Crestmark, L.P. was merged into the Operating Partnership in exchange for 746,715 Units valued at $9.75 per Unit or $7,280,471 in the aggregate. The Operating Partnership acquired an existing 248-unit Crestmark Community and 8.8 acres of adjacent undeveloped property on which the Company built an 86-unit second phase during 1997. The Operating Partnership assumed obligations totaling $1,559,592 owed to Mr. Roberts and the Roberts Companies and repaid them upon the closing of the merger. Mr. Roberts received 44,509 Units for his general partner interest in Crestmark, L.P. and certain other persons received Shares as described in "Acquisitions of Shares and Units by Other Directors, Officer and Significant Security Holders."

APRIL 1997 MERGER OF ROBERTS PROPERTIES MANAGEMENT, L.L.C. INTO THE OPERATING PARTNERSHIP

     On April 1, 1997, the Company acquired Roberts Management, the property management company that had managed the Company's multifamily apartment communities since the Company's inception. The Company's independent Directors at that time determined that it was in the best long-term interests of the Company to manage its own communities. The Company now internally manages its properties using Roberts Management's property management expertise and systems, and the property management personnel formerly employed by Roberts Management. The Company no longer pays 5% of gross property revenues to Roberts Management for property management services.

     The Operating Partnership issued a total of 590,000 Units valued at $10.00 per Unit or $5,900,000 to purchase Roberts Management. The purchase price was negotiated between Mr. Roberts (for Roberts Management) and the Company's independent Directors. The independent Directors took into account the valuation of Roberts Management by an independent valuation firm, the high quality of management services historically provided by Roberts Management, and advice from investment banking firms that the Company should become internally managed before the Common Stock was listed on an exchange. The acquisition of Roberts Management has been accretive to the Company and has generated approximately $160,000 in cash flow savings to the Company during the first year.

     The $10.00 per Unit value was determined by the independent Directors after considering their belief that the Company's liquidation value was equal to $10.34 per Unit, and the Company's historical practice of issuing securities at a discount to current liquidation value.

     The acquisition was structured as a merger of Roberts Management into the Operating Partnership. Of the 590,000 Units issued in the merger, Mr. Roberts received 551,650 Units, and twelve other employees of Roberts Management received 38,350 Units, subject to certain repurchase options held by Mr. Roberts which are exercisable upon the holder's cessation of employment by the Operating Partnership (which has subordinate repurchase options that are exercisable if Mr. Roberts fails to exercise his option in any instance). Mr. Roberts has repurchased 15,940 of the 38,350 Units due to employees' leaving the employment of the Operating Partnership. Generally, the number of Units subject to such options gradually declines to zero at December 31, 1999, subject to certain conditions. No cash or consideration other than Units was paid in connection with the merger.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's outstanding Common Stock to file with the SEC initial reports of ownership and reports of changes in their ownership of the Company's Common Stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of the forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 1997, its directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

     THE COMPANY WILL FURNISH TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S 1997 ANNUAL REPORT ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUEST SHOULD BE DIRECTED TO CHARLES R. ELLIOTT, SECRETARY AND CHIEF FINANCIAL OFFICER, 8010 ROSWELL ROAD, SUITE 120, ATLANTA, GEORGIA 30350.

                                                                        APPENDIX


                         ROBERTS REALTY INVESTORS, INC.
              8010 ROSWELL ROAD, SUITE 120, ATLANTA, GEORGIA 30350
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                 ANNUAL MEETING OF SHAREHOLDERS, JULY 21, 1998

     The undersigned hereby appoints Charles R. Elliott and Jacob F. Crowe, and each of them, proxies, with full power of substitution, for and in the name or names of the undersigned, to vote all shares of Common Stock of Roberts Realty Investors, Inc. held of record by the undersigned at the Annual Meeting of Shareholders to be held on Tuesday, July 21, 1998, at 10:00 a.m., E.D.T., at the Crowne Plaza Ravinia Hotel, 4355 Ashford-Dunwoody Road, Atlanta, Georgia 30346, and at any adjournment thereof, upon the matter described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before, and matters incident to the conduct of, the meeting or any adjournment thereof. Said persons are directed to vote on the matter described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before, and matters incident to the conduct of, the meeting and any adjournment thereof:

1. Proposal to elect the nominees listed to the right:       NOMINEES: Weldon R.
Humphries, Ben A. Spalding, George W. Wray, Jr.

[ ] FOR: nominees listed at right (except as indicated to the contrary below)
[ ] WITHHOLD authority to vote for both nominees

INSTRUCTIONS: To withhold authority to vote for an individual nominee, write the applicable name in the space provided below:

--------------------------------------------------------------------------------

                (Continued and to be signed on the reverse side)

    Please sign and date this proxy as your name appears below and return immediately in the enclosed envelope, whether or not you plan to attend the Annual Meeting.

                                                THIS PROXY WILL BE VOTED AS
                                                DIRECTED OR, IF NO DIRECTION IS
                                                INDICATED, WILL BE VOTED "FOR"
                                                THE STATED PROPOSALS.

                                                Dated:                    , 1998

--------------------------------------------------------------------------------

                                                --------------------------------

                                                Signature of Shareholder

                                                --------------------------------
                                                Signature if held jointly

IMPORTANT: If shares are jointly owned, both owners should sign. If signing as attorney, executor, administrator, trustee, guardian or other person signing in a representative capacity, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.